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                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the captions "Experts", "Summary Consolidated Financial and Operating Data" and "Selected Consolidated Financial Data" and to the use of our report dated April 12, 2004, except for paragraphs 2 and 3 of Note 15, as to which the dates are April 15, 2004 and May 28, 2004, respectively, in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Radiation Therapy Services, Inc. and subsidiaries for the registration of 5,500,000 shares of its common stock.

Our audits also included the financial statement schedule of Radiation Therapy Services, Inc. and subsidiaries listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                                  /s/ Ernst & Young LLP


Tampa, Florida
June 11, 2004